EXHIBIT 99.1

For Immediate Release

Contact:
Michele Boudreau
Caliper Life Sciences
650 623 0305

Caliper Life Sciences Reports First Quarter 2004 Financial Results

- First Quarter Total Revenues of $16.9 Million, Net Loss of $10.0 Million or $0.35 per Share -
- Reports Accomplishment of Several Key Milestones -

HOPKINTON, MA, May 7, 2004 — Caliper Life Sciences, Inc. (Nasdaq: CALP) today announced its first quarter financial results for 2004. For the quarter ended March 31, 2004, total revenues were $16.9 million, up 202% from $5.6 million in the same period last year. The significant increase in revenue is principally due to the addition of product and service revenue from Zymark Corporation, which Caliper acquired in July of 2003. Net loss for the quarter was $10.0 million, or $0.35 per share, as compared to a net loss of $10.0 million, or $0.40 per share, in the comparable period last year. The first quarter 2004 net loss included stock-based compensation charges of approximately $1.7 million, including $1.4 million of charges incurred in connection with employment and separation agreements with former executives and other senior employees whose employment was terminated during the first quarter.

Selling, general and administrative, and research and development expenses, in the aggregate, were $14.2 million compared to $14.0 million in the first quarter of 2003. Cash, cash equivalents and short-term marketable securities were $56.0 million at March 31, 2004.

Kevin Hrusovsky, President and Chief Executive Officer of Caliper, commented on Caliper’s financial results, saying “We are pleased to have met our financial targets and to see last year’s business combination and restructuring measures begin to take effect. For the quarter, operating expenses for the combined businesses were about equal to the first quarter 2003 levels for Caliper alone, demonstrating that we have realized significant operating efficiencies. Based on our projections for 2004, including our forecasted revenue growth, we expect to exit 2004 with at least $40 million in cash.”

During the first quarter, Caliper reported several key business milestones that helped advance its strategic priority of establishing leadership in the life sciences industry. Among those milestones was an agreement with life sciences leader Affymetrix to collaborate on a target preparation automation solution for Affymetrix’ GeneChip® microarray systems and, more recently, a new agreement with Molecular Devices Corporation for the supply of products by Caliper. Also occurring in the first quarter was the formation of a drug development consortium between Caliper and three major pharmaceutical companies to develop upgrades for Caliper’s broadly deployed tablet processing workstations. The consortium is an example of the “shared investment” model that Caliper uses to ensure the commercial relevance of products to the customer. In its direct channel business, Caliper launched some important new products in the first quarter, including two new microfluidic-based products that were developed in response to demand by customers in the drug discovery and development and genomics and proteomics markets.

“In the first 3 months of this year we were able to harness the commercial power and manufacturing expertise of the newly combined company to launch the LabChip® 3000 drug discovery system and the LabChip 90 protein assay ahead of schedule,” said Mr. Hrusovsky. “We also continued to strengthen our liquid handling and automation product lines through the introduction of the Staccato® iBLOX and Sciclone inL10 products.”

Hrusovsky continued, “Our senior-level relationships in the life sciences and pharmaceutical industries are proving to be a core asset as we identify new partners and pursue our microfluidic product adoption strategy. These customers and industry leaders are not only helping us determine just what products to develop and build, they are helping us communicate the benefits to others in the industry. We are confident that these relationships, together with the first quarter product launches, are helping our microfluidic adoption strategy gain momentum.”

Caliper will webcast its first quarter results conference call starting at 8:30 am EST today. Participants should visit http://www.fulldisclosure.com several minutes prior to the call and follow the instructions provided.

An audio replay of the conference call will be available for approximately 90 days after the completion of the call. To access the replay, visit the events calendar page in the investor relations section of Caliper’s website at www.caliperLS.com.

About Caliper Life Sciences

Caliper Life Sciences uses its advanced liquid handling and LabChip technologies to create leading edge tools that accelerate drug discovery and enable diagnosis of disease. Caliper headquarters are located in Hopkinton, MA, with R&D, operations and manufacturing facilities for LabChip devices in Mountain View, CA, and direct sales, service and applications support throughout the world. Caliper customers and partners include many of the largest pharmaceutical, biotechnology, and life sciences companies. For more information, please visit Caliper’s web site at www.caliperLS.com.

The statement in this press release regarding Caliper’s goal of exiting 2004 with $40 million of cash is a “forward looking statement”. Such statement is subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statement, including the risks that unexpected difficulties may be encountered in the development of new or improved products with collaboration partners and Caliper’s expectations regarding demand for its products and services may not materialize if capital spending by Caliper’s customers declines, or if competitors introduce new competitive products. Further information on risks faced by Caliper are included in risks detailed under the caption “Factors Affecting Operating Results” in Caliper’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2004. This filing is available on a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Caliper does not undertake any obligation to update forward-looking or other statements in this release or the conference call.

LabChip and Staccato are registered trademarks of Caliper Life Sciences, Inc. GeneChip is a registered trademark of Affymetrix, Inc.

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CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2004	2003
Revenues:
Product revenue	$12,009	$2,910
Service revenue	3,061	—
Related party revenue	—	586
License fees and contract revenue	1,863	2,116

Total revenue	16,933	5,612
Costs and expenses:
Cost of product revenue	8,621	2,220
Cost of service revenue	1,641	—
Cost of product revenue — related party	—	78
Research and development	6,466	9,411
Selling, general and administrative	7,699	4,569
Stock-based compensation, net(1)	1,695	188
Amortization of intangible assets	1,048	—
Restructuring charges and credits	(134)	—

Total costs and expenses	27,036	16,466

Operating loss	(10,103)	(10,854)
Interest income, net	199	921
Other expense, net	(86)	(35)

Loss before income taxes	(9,990)	(9,968)
Provision for income taxes	(46)	—

Net loss	$(10,036)	$(9,968)

Net loss per share, basic and diluted	$(0.35)	$(0.40)
Shares used in computing net loss per common share, basic and diluted	28,589	24,713

(1) Stock-based compensation, net, pertains to employees employed in the following areas:
Cost of product revenue	$82	$—
Research and development	157	48
Selling, general and administrative	1,456	140

Total	$1,695	$188

CALIPER LIFE SCIENCES, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 31,	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$5,629	$8,889
Marketable securities	50,333	57,828
Accounts receivable, net of allowance for doubtful accounts of $309 at March 31, 2004 and $252 at December 31, 2003	12,428	9,506
Inventories	11,738	11,580
Prepaid expenses and other current assets	4,151	3,451

Total current assets	84,279	91,254
Security deposits	3,161	3,161
Property and equipment, net	8,585	9,106
Notes receivable from employee director	139	178
Developed technology, net	12,286	13,002
Intangible assets, net	3,295	3,627
Goodwill	47,262	47,262
Other assets, net	468	446

Total assets	$159,475	$168,036

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,212	$3,212
Accrued compensation	4,658	4,148
Other accrued liabilities	7,359	8,689
Deferred revenue and customer deposits	8,057	7,063
Current portion of long-term obligations	365	377
Current portion of sale-leaseback arrangements	1,192	1,521

Total current liabilities	24,843	25,010
Noncurrent portion of sale-leaseback arrangements and other current maturities	510	331
Deferred revenue	9	26
Other noncurrent liabilities	6,747	7,872
Commitments and contingencies (Note 8)
Stockholders’ equity:
Common stock	29	28
Additional paid-in capital	273,539	271,232
Deferred stock compensation	(1,488)	(1,808)
Accumulated deficit	(145,130)	(135,093)
Accumulated other comprehensive income	416	438

Total stockholders’ equity	127,366	134,797

Total liabilities and stockholders’ equity	$159,475	$168,036